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| FORM 3 |      UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                 WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Ranshaw                       M.                           William
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        (Last)                      (First)                        (Middle)

        701 N. Post Oak Road, Suite 350
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                                   (Street)

       Houston                        TX                             77024
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        (City)                      (State)                           (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)               6-15-99
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an entity
    (voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol      National Air Corporation
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)
     Chief Financial Officer
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6.  If Amendment, Date of Original (Month/Day/Year)             N/A
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

     X   Form Filed by One Reporting Person
    ---
         Form filed by More than One Reporting Person
    ---
             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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Common Stock            35,000                  D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB control number.                                                 (Over)
                                                                  SEC 1473(3-99)

FORM 3 (continued)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        Indirect
                                  Expiration       (Instr. 4)                          Exercise        Derivative     Beneficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                   /s/ William Ranshaw              7-9-99
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date